Exhibit 10.51

ANNUAL INCENTIVE AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc.

Annual Incentive Program

Fiscal Year 20[    ]

1. The Program. This document constitutes your formal notice (the “Notice”) of a Performance Award under the United Continental Holdings, Inc. Annual Incentive Program (as amended from time to time, the “Program”) adopted under the United Continental Holdings, Inc. Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”). This Notice evidences your right to participate in the Program with respect to the period commencing on January 1, 20[    ] and ending on December 31,
20[    ] (the “Fiscal Year”), subject to the terms of the Program and the Incentive Plan 2010. The effective date of your commencement in the Program with respect to this award is [            , 20    ].

2. The Goals. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has established the following goal for the Fiscal Year, which must be met in order for you to receive an Annual Incentive Payment:

(a) The Performance Target must be achieved. Achievement of the Performance Target means that the Company’s Pre-tax Income with respect to the Fiscal Year equals or exceeds the Entry Level Pre-tax Income. The following are the levels of Pre-tax Income set by the Committee for the Fiscal Year:

i. Entry Level Pre-tax Income of $[            ];

ii. Target Level Pre-tax Income of $[            ]; and

iii. Stretch Level Pre-tax Income of $[            ].

(b) If a Change of Control occurs during the Fiscal Year, then the Pre-tax Income for the Fiscal Year will be deemed to be equal to $            .

In order to receive an Annual Incentive Payment for the Fiscal Year, the Program also requires that a payment must have been or will be made under the Company’s broad-based profit sharing plan to the participants in that plan with respect to the Fiscal Year (the “Broad Based Payment”).

3. Payment upon Achievement of the Goals. Your Target Opportunity for the Fiscal Year is [            % of your Base Salary] [            % of your Base Salary from             to             and             % of your Base Salary from             to             ] [$            ]. If (i) the Committee certifies in writing that the Performance Target has been met as of the end of the Fiscal Year, (ii) the Broad Based Payment has been or will be paid for the Fiscal Year, and (iii) you remain continuously employed by the Company or its subsidiaries through the last day of the Fiscal Year, then you will receive an Annual Incentive Payment as soon as reasonably practicable after the applicable certification by the Committee (but in no event later than March 15 of the year following the Fiscal Year) in an amount equal to the product of (a) your Target Opportunity multiplied by (b) a percentage that depends on the level of Pre-tax Income achieved by the Company for the Fiscal Year, which percentage shall be determined in accordance with the following table [(straight line interpolation will be used between levels)]:

Level of Pre-tax Income Achieved	Percentage of Target Opportunity
Entry Level Pre-tax Income	% (Entry Incentive Percentage)
Target Level Pre-tax Income	% (Target Incentive Percentage)
Stretch Level Pre-tax Income (or higher)	% (Stretch Incentive Percentage)

4. Continuous Employment Requirement. Receipt of an Annual Incentive Payment is conditioned on your continuous employment with the Company or its subsidiaries through the last day of the Fiscal Year (with limited exceptions, as described in the Program).

5. Pro-Rated Payment. Your Annual Incentive Payment may be prorated as provided in the Program under certain circumstances.

6. Negative Discretion. In general, and subject to limited exceptions (as described in the Program), (a) the Committee will have the right to reduce or eliminate the Annual Incentive Payment that would otherwise be payable for the Fiscal Year if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of the Fiscal Year; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are otherwise entitled to receive an Annual Incentive Payment with respect to the Fiscal Year, and (b) the Administrator has the discretion to reduce the Annual Incentive Payment that would otherwise be payable to you for the Fiscal Year based on your individual performance.

7. Program and Incentive Plan 2010 Control. Capitalized terms used in this Notice are defined in the Program. The Program and the Incentive Plan 2010 are hereby incorporated into this Notice by reference. All statements in this Notice are qualified in their entirety by reference to the Program and the Incentive Plan 2010. If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2010, please contact             .

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